Exhibit 99.1

Intercontinental Exchange completes acquisition of Interactive Data Corporation

ATLANTA & NEW YORK — (BUSINESS WIRE) — Intercontinental Exchange Group (NYSE: ICE), the leading global network of exchanges and clearing houses, today completed its previously announced $5.2 billion acquisition of Interactive Data Corporation (Interactive Data), a leading provider of financial market data, analytics and related trading solutions. Interactive Data is now a wholly-owned subsidiary of ICE, having been acquired from Silver Lake and Warburg Pincus for approximately $3.65 billion in cash and approximately 6.47 million shares of ICE common stock, which were valued at $1.55 billion on October 23, 2015, based on the 10-day trailing volume-weighted average price of the ICE common stock as of that date. Based on the 10-day trailing volume-weighted average as of December 10, 2015, the 6.47 million shares have an approximate value of $1.67 billion. ICE previously announced that it had issued $2.5 billion in senior notes relating to the cash portion of the transaction.

“Interactive Data is a cornerstone in ICE’s strategy to provide more data and valuation services to our customers around the world,” said Jeffrey C. Sprecher, ICE Chairman and CEO. “This acquisition strengthens our expertise and ability to meet the rising global demand for financial data and analysis. We look forward to building on their track record of growth, while delivering strong value to our shareholders by leveraging our experience in integration, technology and markets.”

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) operates the leading network of regulated exchanges and clearing houses. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 5, 2015.

SOURCE: Intercontinental Exchange